Exhibit 6.5

This Subordinated Unsecured Promissory Note and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in that certain sUBORDINATED UNSECURED NOTEHOLDER CREDITOR Subordination Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “CREDITOR Subordination Agreement”), dated as of December 1, 2025 between Partners for Growth VII, L.P., a Delaware limited partnership, as senior lender (“PFG”), and the members, as “CREDITOR(S)” (as defined under the CREDITOR subordination Agreement), to the PFG SENIOR DEBT (as defined therein), and each holder of this Subordinated Unsecured Promissory Note, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.

SUBORDINATED UNSECURED

PROMISSORY NOTE

$923,670.27	December 1, 2025

FOR VALUE RECEIVED, Mode Mobile, Inc., a Delaware corporation (“Borrower”), promises to pay to the order of Hunter Isaacson International LLC (including its successors and assigns, collectively “Lender”), the aggregate initial principal sum of $923,670.27 (subject to adjustment as set forth below). Interest on the outstanding principal amount of this Subordinated Unsecured Promissory Note (this “Note”) shall accrue hereunder at an annual rate equal to 3.66%, which such interest will accrue daily and will not compound. On or prior to the date which is 12 months after the date hereof, an amount equal to (i) $487,341.77 (inclusive of all accrued and unpaid interest on this Note at such time and a portion of the principal), less (ii) the aggregate amount of any prepayments hereof made prior to such date, less (iii) the Tax Holdback, as defined below (the “First Payment”) shall be paid in full to Lender by Borrower. The remaining unpaid principal balance of this Note (other than the Tax Holdback) and the accrued and unpaid interest thereon shall be paid in full to Lender by Borrower on or prior to the date which is 24 months after the date hereof (the “Final Payment”). Each payment made by Borrower to Lender under this Note shall be net of an amount owed to either (A) HMAdviseCo, LLC dba Nfluence Partners and BA Securities, LLC (together, “Advisor”) under that certain Engagement Agreement, dated December 10, 2024, by and between NGL Labs LLC (the “Company”) and Advisor, as amended, and/or (B) António Melo and António Aires Pereira, Unipessoal Lda (collectively, “Melo”), under that certain Release of Claims – Transaction Bonus letter, dated on or about the date hereof, by and between the Company and Melo, as amended. Lender agrees that any amounts paid by Borrower to Advisor or Melo on behalf of the Company shall be deemed to be paid in satisfaction of the amount owed to Lender under this Note. Borrower is not required to make any payment under this Note prior to either such respective date, as applicable. Borrower may prepay all or any portion of this Note at any time without premium or penalty. Any payments of this Note will be applied first to interest, then to principal due in the First Payment, then to principal due in the Final Payment. Notwithstanding the foregoing, but subject to the paragraph below and the Tax Holdback, the minimum amount due under this Note is $974,683.54, regardless of any prepayment of this Note and is inclusive of any amounts paid to Advisor or Melo.

With respect to any State of California nonresident withholding Taxes attributable to a Pre-Closing Tax Period of the Company, which are allocable to Lender (and/or Hunter Isaacson, individually) (collectively, “Isaacson”), and which were not withheld by the Company on behalf of Isaacson and paid to the applicable Tax Authority prior to the Closing (such Taxes, the “CA Withholding Taxes”), Lender agrees that such CA Withholding Taxes are included in Indemnified Taxes and that Isaacson shall be responsible for (and indemnify the Purchaser Indemnified Parties for) 100% of Losses and Indemnified Taxes arising directly from the CA Withholding Taxes (including, for the avoidance of doubt, all interest, penalties and additional Taxes with respect to such CA Withholding Taxes, and the reasonable costs and expenses referred to in the definition of Indemnified Taxes with respect to the CA Withholding Taxes) (which amounts shall be allocated 100% to Isaacson and not to other Sellers) (collectively, the “Aggregate CA Withholding Tax Liability”). In addition, $220,000 (the “Tax Holdback”) will be deducted from the First Payment as set forth above; and the amount of the Tax Holdback (less (A) any Aggregate CA Withholding Tax Liabilities paid, suffered or incurred by the Purchaser Indemnified Parties and/or (B) the aggregate amount of any prior payments of the Tax Holdback to Isaacson) (the “Remaining Tax Holdback”), if any, will be paid to Lender by Borrower, without duplication, (x) on each anniversary of the date hereof, in an amount equal to the lesser of the Remaining Tax Holdback and the amount that Isaacson paid to the applicable Taxing Authority for Aggregate CA Withholding Tax Liability during the 12 months prior to such anniversary, as demonstrated by Isaacson by delivery to the Borrower of reasonable support or documentation of such payment; and/or (y) in the amount of the Remaining Tax Holdback (after deducting any amounts payable under the foregoing clause (x)), in this clause (y), upon the later of (i) the date that the First Payment is otherwise payable hereunder or (ii) promptly following the payment in full by the Company or Isaacson to the applicable Taxing Authority of the amount of the Aggregate CA Withholding Tax Liability as finally determined by the applicable Taxing Authority, and the provision of reasonable support or documentation by the Company or Isaacson of such final determination and payment.

This Note is being issued pursuant to that certain Agreement and Plan of Merger, dated on or about the date hereof, among Borrower, Lender, and the other parties thereto (as amended, the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement. Borrower may offset any amounts outstanding under this Note against any payments payable to any Purchaser Indemnified Party, pursuant to Section 9.5(b) of the Merger Agreement. For the avoidance of doubt, any payments under this Note are subject to Section 8.5(f)(ii) of the Merger Agreement.

Lender, by accepting this Note, Hunter Isaacson International LLC agrees that payment of principal, interest and other amounts due to Lender hereunder is subordinated in right of payment to the prior payment in full in cash of all secured indebtedness of Borrower, including indebtedness owing to PFG, Borrower’s senior secured lender. Lender shall duly authorize, execute and deliver to each of PFG and Borrower a counterpart as a “Creditor” of the Creditor Subordination Agreement in agreed form. This Note shall be a general unsecured obligation of Borrower as long as the Subordination Agreement remains in effect and any obligations to PFG by Borrower remain outstanding and unpaid.

Neither Lender nor Borrower may assign any of its rights or delegate any of its obligations, respectively, under this Note without the prior written consent of the other. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to the foregoing, this Note will apply to, be binding in all respects upon and inure to the sole benefit of the successors and permitted assigns of Lender and Borrower. Nothing expressed or referred to in this Note will be construed to give any person other than Lender and Borrower any legal or equitable right, remedy or claim under or with respect to any provision of this Note.

This Note is the Promissory Note referred to in the Merger Agreement. Any term of this Note may be amended or waived only with the written consent of Borrower and the Lender, provided that (i) no such amendment shall affect the unsecured nature of this Note and the obligations hereunder, and (ii) without limiting the effect of clause (i), no amendment of this Note or waiver shall alter or diminish the effect and scope of the Creditor subordinations set forth in the Creditor Subordination Agreement.

THIS NOTE SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF DELAWARE AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, and shall be binding upon each party’s and the Sellers’ legal representatives, successors and assigns. This Note, the Merger Agreement, and the other agreements contemplated thereby constitute the entire agreement of Borrower and Lender with respect to the subject matter contemplated hereby and thereby, and supersede any other prior or contemporaneous negotiations, agreements, or understandings of such parties with respect to such subject matter. In the event of any inconsistency between the terms of this Note and the terms of the Merger Agreement, the terms of the Merger Agreement shall control. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or be invalid under such law, such provision shall be severable, and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Note. Each of the parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction and venue of the U.S. federal and state courts located in the State of Delaware for the purpose of any suit, action or other proceeding arising out of, or based upon, this Note and waives any objection to the laying of venue in such courts or that any such court constitutes an inconvenient forum. EACH PARTY TO THIS NOTE HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. As used herein, all provisions shall include the masculine, feminine, neuter, singular and plural thereof, wherever the context and facts require such construction. This Note may be executed in two (2) or more electronic counterparts, each of which electronic copy shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees and covenants that at any time and from time to time it will promptly execute and deliver to the other party such further instruments and documents and take such further action as a party may reasonably require in order to carry out the full intent and purpose of this Note.

All notices and other communications given or made pursuant to this Note shall be given in accordance with the terms of the Merger Agreement.

In the event any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

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IN WITNESS WHEREOF, the parties hereto have executed this Note on the date first set forth above.

BORROWER:

MODE MOBILE, INC.

By:
Name:
Its:

LENDER:

Hunter Isaacson International LLC

By:
Name:
Title:

[Signature Page to Subordinated Unsecured Promissory Note]